                                                              Exhibit 26(d)(11)

OVERLOAN PROTECTION AGREEMENT

This agreement is a part of the policy to which it is attached and is subject to all its terms and conditions. This agreement is effective as of the original policy date of this policy unless a different effective date is shown on the policy data pages.

WHAT DOES THIS AGREEMENT PROVIDE?

This agreement provides that your policy will not terminate because of a policy loan even if the accumulation value is insufficient to cover policy charges. If all the conditions described below are satisfied, you may exercise this agreement and we will guarantee that your policy will not terminate.

WHAT CONDITIONS MUST BE MET IN ORDER TO EXERCISE THIS AGREEMENT?

    (1)The death benefit qualification test on your policy must be the guideline premium test.

    (2)Your policy must have the Level Death Benefit Option. If your policy does not have this option when you exercise the agreement, we will change your option to the Level option.

    (3)Your policy cannot be a modified endowment contract.

    (4)The insured must be at least 75 years of age and less than 99 years of age.

    (5)Your policy must have been in force for at least 15 years.

    (6)The policy loan plus any unpaid policy loan interest must equal or exceed the current face amount.

    (7)The policy loan including any unpaid policy loan interest cannot exceed 99.9% of the accumulation value after the charge for this agreement is assessed.

    (8)If any agreements are attached to your policy, they will terminate when you exercise this agreement.

    (9)The cumulative sum of all partial surrenders on your policy must be greater than or equal to the sum of premiums paid.

   (10)The guideline level premium (under the guideline premium test) must be greater than zero.

   (11)We cannot be waiving premiums under the Waiver of Premium Agreement or waiving charges under the Waiver of Charges Agreement,

   (12)You cannot have exercised the Accelerated Benefit Agreement.

HOW MAY YOU EXERCISE THIS AGREEMENT?

If the above conditions are satisfied, you may exercise this agreement by sending us a written request.

WHAT IS THE COST FOR THIS AGREEMENT?

When you exercise this agreement, we will assess a one-time charge against your accumulation value. The charge will not exceed the amount shown on the policy data pages. There is no other charge for this agreement.

WHAT IS THE EFFECTIVE DATE OF THE EXERCISE OF THIS AGREEMENT?

The exercise of this agreement will be effective on the first monthly policy anniversary on or following the day we approve your request to exercise this agreement.

ARE THERE ANY RESTRICTIONS ON THE ALLOCATION OF YOUR ACCUMULATION VALUE?

When you exercise this agreement and this agreement is attached to:

    (1)a variable policy, we will transfer all of your separate account accumulation value to the guaranteed interest account.

    (2)an indexed policy, we will transfer your accumulation value that is in any indexed account segment into a fixed account at the next segment anniversary date.

    (3)a policy other than a variable or an indexed policy, we will not restrict the allocation of your accumulation value.

ARE THERE OTHER RESTRICTIONS THAT EXIST AFTER YOU EXERCISE THIS AGREEMENT?

After you exercise this agreement, you may not:

    (1)request any new policy loans; or

    (2)pay any additional premiums; or

    (3)request any policy changes; or

    (4)request any transfers from the guaranteed interest account to the separate account for variable policies; or

    (5)request any transfers from a fixed account to an indexed account for indexed policies.

WHEN WILL THIS AGREEMENT TERMINATE?

This agreement will terminate on:

    (1)the date this policy is surrendered or otherwise terminates; or

    (2)the date we receive your written request to cancel this agreement; or

    (3)the date you request an Accelerated Benefit Agreement payment.

              [/s/ Dennis E Prohofsky   /s/ Robert L. Senkler
              Secretary                 President]

    09-911  Overloan Protection Agreement  Minnesota Life Insurance Company